EXHIBIT 10.4

AMENDED AND RESTATED SUMMARY SHEET: 2008 NON-EMPLOYEE DIRECTOR COMPENSATION PLAN (AUGUST 2008)

1.     Each director shall receive an aggregate annual cash stipend of $20,000 to be paid in quarterly installments.

2.     Each director shall receive $2,000 cash for each face-to-face meeting of the Board attended.

3.     Each director shall receive $1,500 cash for each telephonic meeting of the Board attended.

4.     The chairman of the board shall receive 2,000 shares of immediately vested stock.

5.     Each board committee member shall receive $500 cash for each board committee meeting attended in conjunction with a face-to-face board meeting.

6.     Each board member shall receive $1,500 cash for each board committee meeting attended, whether stand alone, telephonic or face-to-face, except as noted in paragraph (4) above.

7.     The audit committee chairman shall receive an additional aggregate cash stipend of $50,000 to be paid in quarterly installments and an additional 1,000 shares of immediately vested stock.

8.     The chairman of each other committee shall receive an additional aggregate cash stipend of $3,000 to be paid in quarterly installments.

9.     Each director shall receive annually an aggregate of $60,000 in shares of immediately vested common stock with the number of shares to be issued being determined by the closing price on the date of the 2008 annual meeting.